Exhibit 11

TSAKOS ENERGY NAVIGATION LIMITED

CODE OF BUSINESS CONDUCT AND

ETHICS FOR DIRECTORS, OFFICERS AND EMPLOYEES

1. INTRODUCTION

1.1 This Code of Business Conduct and Ethics is intended as an overview of the Company’s guiding principles. This Code cannot and is not intended or to cover every applicable law provide answers to all questions that might arise. Each person must in the end rely on their good sense of what is proper, which includes the ability and willingness to seek advice and help from others on what is the appropriate course of conduct.

1.2 Our business depends upon the reputation of the Company and its directors, officers and employees for integrity and principled business conduct. This Code is a statement of goals and expectations for individual and business conduct. It is the obligation of each and every director, officer and employee of TEN to become familiar with the goals and policies of the Company and apply them in every aspect of our business.

2. CONFLICTS OF INTEREST

2.1 Directors and officers and employees of TEN have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest with the Company. A conflict can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. If such a situation arises, this must immediately be reported to the Chief Executive Officer who will report any such circumstances to the next meeting of the Board.

3. CORPORATE OPPORTUNITIES

3.1 No director, officer or employee may:

(a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position;

(b) use Company property, information or position for personal gain; or

(c) compete with the Company.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4. USE OF INSIDE INFORMATION

4.1 It is the Company’s goal to protect shareholder investments through strict enforcement of the prohibition against insider trading set out in applicable securities laws and regulations. Because the Company is incorporated in Bermuda, managed in Greece and listed in New York and Oslo, with a secondary listing in Bermuda, different laws and regulations are capable of applying to the Company and its shareholders. Anyone in any doubt as to their position should contact the Chief Operating Officer. Insider trading is both unethical and illegal and will be dealt with firmly.

4.2 No director, officer or employee may buy or sell securities of TEN at a time when in possession of “material non-public information”. Passing such information to someone who may buy or sell securities is also prohibited. The prohibition on insider trading applies to TEN’s securities and to securities of other companies if the director, officer or employee learns of material non-public information about those other companies in the course of his or her duties for TEN. This prohibition also extends to certain non-employees who may learn about the “material non-public information” about the Company such as spouses, relatives, and close friends of directors, officers or employees.

5. GREEK / NORWEGIAN POSITION

5.1 No director, officer or employee may buy or sell securities of TEN at a time when in possession of information about the Company which is likely to influence the price and of the shares and which is not publicly available or commonly known in the market. This provision applies to everyone and not just to directors, officers and employees and their spouses, relatives and close friends.

6. BERMUDIAN POSITION

6.1 Although insider dealing is not yet prohibited by law the listing regulations of the Bermudian Stock Exchange require all issuers to have adopted code of dealing which prohibits insider dealing. The code must prohibit directors and executive officers from dealing in securities at a time when they are in possession of unpublished price sensitive information (e.g. when interim and full year results are known but not published).

7. FAIR DEALING

7.1 Each director, officer and employee must endeavour to deal fairly and in good faith with TEN customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behaviour or any other unfair dealing practice.

8. CONFIDENTIALITY

8.1 All directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers, customers or others related to TEN’s business. Such information must not be disclosed to others, except when disclosure is authorised by TEN or required by law. Confidential information includes all non-public information that might be of use to competitors or harmful to TEN, or its customers, if disclosed.

9. PROTECTION AND USE OF COMPANY ASSETS

9.1 TEN’s assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to the Company. Safeguarding TEN’s assets is the responsibility of all directors, officers and employees. All Company assets should be used only for legitimate business purposes. The personal use of Company assets without permission is prohibited.

10. ENVIRONMENTAL ISSUES

10.1 TEN’s commitment to the environment is paramount. TEN and its subsidiaries will comply with best practice in the industry in protecting the environment. It is the Company’s policy to meet or exceed all applicable regulatory requirements and to comply with best practice in the industry. Each director, officer and employee of TEN should work with respect for the environment and in accordance with this environmental policy.

11. ACCOUNTING PRACTICES

11.1 It is the policy of TEN to disclose the financial condition of the Company in full compliance with applicable accounting principles, laws, rules and regulations. All books and records of TEN must be kept in such a way as to properly reflect all Company transactions.

12. RECORDS RETENTION

12.1 Officers and employees are expected to become familiar with the Company’s policies regarding retention of records applicable to them and to adhere to them. Employees are instructed to refer to the Chairman of the Audit Committee if they learn of pending, imminent or contemplated litigation or government investigation or have reason to believe that a violation of this policy has been committed.

13. COMPLIANCE WITH LAWS, RULES, REGULATIONS

13.1 TEN takes a proactive stance on compliance with all applicable laws, rules, and regulations which apply to it.

13.2 One aspect of US legislation which applies to the Company in view of its listing in New York is the Foreign Corrupt Practices Act (FCPA). This generally prohibits the Company from making or offering to make a payment, promise or granting another benefit, directly or indirectly, to a “foreign official”, foreign candidate for political office or foreign political party for the purpose of improperly causing the foreign official, candidate or political party to act or cause an act for the benefit of the Company or a subsidiary. Foreign officials for this purpose include employees of state owned foreign companies as well as governmental officials.

Those directors, officers or employees whose jobs involve contact with foreign officials should be aware of this prohibition. They should contact the Chief Operating Officer with respect to any questions regarding business conduct with foreign entities.

14. DUTY TO REPORT AND CONSEQUENCES

14.1 Every director, officer and employee has a duty to adhere to this Code and all other applicable Company policies and to report any suspected violations to the Chief Operating Officer.

14.2 Any waivers of this Code for executive officers or directors may only be made by the Board of Directors or a Board committee to which such responsibility has been delegated.

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